Exhibit 23.3

Consent of Steven Klohn

The undersigned hereby consents to (i) the use of references to, and the information that the undersigned is responsible for and derived from, the technical report entitled “Whistler Gold-Copper Project, S-K 1300 Technical Report Summary and Initial Assessment with Economic Analysis, Alaska, United States of America” with a date of issue of March 19, 2026, and an effective date of March 2, 2026, solely to the extent such references and information relate to the sections of the technical report summary for which the undersigned is responsible, as identified in the technical report summary, and that were prepared by, or prepared under the supervision of, or reviewed and approved by, the undersigned; and (ii) the references, as applicable, to the undersigned’s name included in or incorporated by reference in the Annual Report on Form 10-K being filed by U.S. GoldMining Inc. (the “Company”) with the United States Securities and Exchange Commission, and any amendments thereto.

The undersigned confirms that they have read the portions of the Annual Report on Form 10-K relating to the sections of the technical report summary for which the undersigned is responsible and that such portions fairly and accurately reflect the information, conclusions and opinions in those sections of the technical report summary.

The undersigned hereby also consents to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Registration No. 333-279435) and Form S-8 (Registration No. 333-282980) of the reference to the undersigned and the above-mentioned information, solely to the extent the same relates to the sections of the technical report summary for which the undersigned is responsible for and contained in the Annual Report and exhibits thereto.

“signed and sealed”

By:	/s/ Steven Klohn
Name:	Steven Klohn, Director, Technical Services, Ausenco Engineering Canada ULC
Date:	March 20, 2026